Exhibit 99.1

Citizens Holding Company Announces Cash Dividend

PHILADELPHIA, Miss.--(BUSINESS WIRE)—March 6, 2023--Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today that its Board of Directors declared a cash dividend of $0.24 per share payable March 31, 2023, to shareholders of record as of March 17, 2023.

“Today we are announcing our first quarter dividend of $0.24 per share” said Stacy M. Brantley, President and Chief Executive Officer of The Citizens Bank of Philadelphia, the wholly-owned subsidiary of the Company. “We are pleased that the Company’s financial condition continues to allow us to offer an attractive return to our shareholders.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-seven banking locations in fourteen counties throughout the state of Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through third party partnerships and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company's transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, https://www.thecitizensbankphila.com/investor-relations.

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank